Exhibit (a)(15)

Case 1:17-cv-01246-UNA     Document 1     Filed 08/31/17     Page 1 of 21 PageID #: 1

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

GLENN A. CARSON, on behalf of himself
and all others similarly situated,
Case No.:

Plaintiff,	CLASS ACTION COMPLAINT
v.
DEMAND FOR JURY TRIAL
SUPREME INDUSTRIES, INC.,
WILLIAM J. BARRETT, EDWARD L.
FLYNN, HERBERT M. GARDNER,
MARK D. WEBER, MARK C. NEILSON,
ARTHUR J. GAJARSA, THOMAS B.
HOGAN, PETER D. BARRETT, WAYNE
A. WHITENER, MICHAEL L. KLOFAS,
WABASH NATIONAL CORPORATION,
and REDHAWK ACQUISITION
CORPORATION,

Defendants.

CLASS ACTION COMPLAINT FOR VIOLATION OF SECTIONS 14(d), 14(e), AND

20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff Glenn A. Carson (“Plaintiff”), on behalf of himself and the proposed Class defined herein, brings this class action suit for violations of Sections 14(d), 14(e), and 20(a) of the Securities Exchange Act Of 1934 (the “Exchange Act”). In support of this Class Action Complaint, Plaintiff, by his attorneys, alleges upon information and belief, except for hisown acts, which are alleged on knowledge, as follows:

INTRODUCTION

1.          Plaintiff brings this action on behalf of himself and the public stockholders of Supreme Industries, Inc., (“STS” or the “Company”) against STS and the Company’s Board of Directors (collectively, the “Board” or the “Individual Defendants,” as further defined below) for

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violations of Section 14(d)(4), and Rule 14D-9 promulgated thereunder by the U.S. Securities and Exchange Commission (the “SEC”), and Sections 14(e) and 20(a) of the Exchange Act. Specifically, Defendants solicit the tendering of stockholder shares in connection with the sale of the Company to Redhawk Acquisition Corporation, a Delaware corporation (“Redhawk”) and a wholly owned subsidiary of Wabash National Corporation, a Delaware corporation (“Parent,” and together with Redhawk, “Wabash”), through a recommendation statement that omits material facts necessary to make the statements therein not false or misleading. Stockholders need this material information to decide whether to tender their shares or pursue their appraisal rights.

2.         On August 8, 2017, the Company announced that it had entered into a definitive agreement pursuant to which Wabash would commence a tender offer (the “Tender Offer”) to acquire all of the outstanding shares of STS common stock for $21.00 per share in cash (the “Merger Consideration”) in a transaction valued at approximately $350 million (the “Proposed Transaction”). The Tender Offer, commenced on August 22, 2017, and is set to expire at 12:01 a.m. (New York City time) on September 27, 2017.

3.         In connection with the commencement of the Tender Offer, on August 24, 2017, the Company filed a Recommendation Statement on Schedule 14D-9 (the “Recommendation Statement”) with the SEC. The Recommendation Statement is materially deficient and misleading because, inter alia, it fails to disclose material information about the financial projections prepared by the Company and relied upon by the Company’s financial advisor. Without all material information STS stockholders cannot make an informed decision to exchange their shares in the Tender Offer. The failure to adequately disclose such material information constitutes a violation of §§ 14(d)(4), 14(e) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) as

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stockholders need such information in order to make a fully-informed decision regarding tendering their shares in connection with the Proposed Transaction about whether to tender their shares.

4.         For these reasons and as set forth in detail herein, the Individual Defendants have violated federal securities laws. Accordingly, Plaintiff seeks to enjoin the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ violations of these laws. Judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s stockholders.

JURISDICTION AND VENUE

5.          The claims asserted herein arise under §§ 14(d), 14(e), and 20(a) of the Exchange Act, 15 U.S.C. § 78aa. The Court has subject matter jurisdiction pursuant to § 27 of the Exchange Act, 15 U.S.C. §78aa, and 28 U.S.C. § 1331 (federal question jurisdiction).

6.         The Court has personal jurisdiction over each of the Defendants because each conducts business in and maintains operations in this District or is an individual who either is present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7.         Venue is proper in this District under § 27 of the Exchange Act, 15 U.S.C. §78aa, as well as pursuant to 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) STS is incorporated in this District and each of the Individual Defendants, and Company officers or directors, either resides in this District or has extensive contacts within this District; (iii) a substantial portion of the transactions and wrongs complained of herein, occurred in this District; (iv) most of the relevant documents pertaining to Plaintiff’s claims are stored (electronically and otherwise), and evidence exists, in this District; and (v) defendants have

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received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

8.          Plaintiff is, and has been at all relevant times, the owner of shares of STS common stock.

9.          Defendant Mark D. Weber (“Weber”) serves as President and Chief Executive Officer (“CEO”) of STS. Weber has served as a member of the Company’s board of directors since 2013.

10.        Defendant Herbert M. Gardner (“Gardner”) previously served as CEO of the Company from 1979 to January 2011, and as President of the Company from June 1992 to February 2006. Gardner has served as Chairman of the Board of STS since 1979.

11.         Defendant William J. Barrett (“Barrett”) currently serves as both an Executive Vice President of STS and as the Company’s Assistant Treasurer and Secretary. Barrett has served as a director of the Company since 1979.

12.         Defendant Edward L. Flynn (“Flynn”) has served as a director of the Company since 2007.

13.         Defendant Mark C. Neilson (“Neilson”) has served as a director of STS since 2003.

14.         Defendant Arthur J. Gajarsa (“Gajarsa”) has served as a director of STS since 2012.

15.         Defendant Thomas B. Hogan (“Hogan”) has served as a director of STS since 2012.

16.         Defendant Peter D. Barrett (“P. Barrett”) has served as a director of STS since 2014.

17.         Defendant Wayne A. Whitener (“Whitener”) has served as a director of STS since 2008.

18.         Defendant Michael L. Klofas (“Klofas”) has served as a director of STS since 2016.

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19.         Defendants Barrett, Flynn, Gardner, Weber, Neilson, Gajarsa, Hogan, P. Barrett, Whitener, and Klofas are collectively referred to as “Individual Defendants” and/or the “Board.”

20.         Defendant STS is a corporation organized and existing under the laws of the State of Delaware. The Company maintains its principal executive offices at 2581 E. Kercher Rd., Goshen, Indiana 46528. STS common stock is traded on the New York Stock Exchange under the ticker symbol “STS.”

21.         The Individual Defendants and STS are referred to collectively herein as “Defendants.”

22.         Defendant Wabash is a Delaware corporation and a party to the Merger Agreement.

23.         Defendant Redhawk is a Delaware corporation, a wholly-owned subsidiary of Wabash, and a party to the Merger Agreement.

CLASS ACTION ALLEGATIONS

24.         Plaintiff brings this action individually and as a class action on behalf of all holders of STS common stock who are being, and will be, harmed by Defendants’ actions described herein (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to, controlled by, or affiliated with, any Defendant, including the immediate family members of the Individual Defendant.

25.         This action is properly maintainable as a class action under Federal Rule of Civil Procedure 23.

26.         The Class is so numerous that joinder of all members is impracticable. According to the Merger Agreement, as of August 22, 2017, there were 15,503,763 shares of STS common stock issued and outstanding. These shares are held by thousands of beneficial holders who are geographically dispersed across the country.

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27.         There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

a.           whether Defendants have violated Sections 14 and 20 of the Exchange Act in connection with the Proposed Transaction; and

b.           whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

28.        Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

29.         Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class.

30.         The prosecution of separate actions by individual members of the Class creates a risk of inconsistent or varying adjudications with respect to individual members of the Class, which could establish incompatible standards of conduct for Defendants.

31.         Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

32.         Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class a whole.

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33.         Accordingly, Plaintiff seeks injunctive and other equitable relief on behalf of himself and the Class to prevent the irreparable injury that the Company’s stockholders will continue to suffer absent judicial intervention.

FURTHER SUBSTANTIVE ALLEGATIONS

Company Background

34.         STS is a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles and has operations nationwide at seven manufacturing and component locations. Customers include national rental fleets, national and regional leasing companies, truck dealers and fleet operators.

The Sales Process

35.         In June, 2015, the Company’s Board engaged an investment banker to act as its financial advisor in connection with exploring potential strategic alternatives for STS.

36.        As part of this process, during June and July of 2015, the Company’s investment banker contacted 44 financial buyers and 18 strategic buyers to gauge their interest in a potential transaction with STS. As part of this process, between June and August 2015, confidentiality agreements were executed by eight of the strategic buyers and 24 of the financial buyers. Subsequently, six of the strategic buyers and 24 of the financial buyers received an information memorandum from the Company’s investment banker. Of these thirty buyers, only two of the strategic buyers and one of the financial buyers submitted nonbinding indications of interest regarding a potential transaction with STS that ranged from $8.50–$10.00 per share.

37.        Ultimately, none of the three buyers elected to move forward with the acquisition process. On August 16, 2015, one of the strategic buyers (“Company A”) removed itself from the process. Company A was joined a short-time later by the financial buyer (“Company C”), which elected to withdraw from the process in mid-September, 2015. The remaining strategic buyer (“Company B”)

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failed to make a bid. In addition to these three entities, the Company was also contacted by the President of a significant market competitor (“Company D”) regarding any interest of STS in a potential transaction with Company D. Following the receipt of this communication, the Board reviewed the potential challenges associated with a merger and ultimately elected to not invite Company D to participate in the bidding process.

38.        Absent any significant interest for a strategic transaction in the fall of 2015, the Company halted its efforts, and on November 15, 2015, STS notified its investment banker it was terminating the engagement.

39.        However this halt in the pursuit of a strategic transaction was merely temporary, and less than one year later, the Company was the recipient of renewed interest from potential buyers.

40.        On October 4, 2016, the senior managing partner of an investment firm that owned a specialty vehicle company (“Company E”) contacted Defendant Weber via email and requested a meeting with members of management. This meeting, which occurred on November 3, 2016, involved Defendant Weber, the president and chief executive officer of Company E, and the senior managing partner of the investment firm that owned Company E.

41.         Just four days after Defendant Weber met with Company E, a representative of Company A contacted Mr. Weber via telephone to enquire whether STS would consider entering into discussions for Company A to acquire STS. Both Company E’s and Company A’s interest was reported to the Board during a November 9, 2017 meeting of the Company’s Board. The recommendation statement is silent with regard to what was discussed at this board meeting.

42.         On April 18, 2017, STS selected Robert W. Baird & Co. Incorporated (“Baird”) to act as its exclusive financial advisor to explore a possible sale of STS. From mid-April through mid-May 2017, Baird gathered information from the Company’s management team and prepared confidential overview materials for STS. In mid-April, Baird proceeded to reach out to three potential strategic partners to discuss the potential opportunity of a transaction and determine initial interest. These three

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entities consisted of Company E, a strategic buyer (“Company F”), and Wabash. All three entities executed confidentiality agreements. Additionally, between late April and late May 2017, Baird contacted an additional 18 potential strategic partners, of which four additional potential strategic partners signed the confidentiality agreement and received confidential overview materials regarding STS.

43.        In May and June of 2017, Baird distributed instruction letters to Company E, Company F, Wabash, and a fourth potential strategic partner (“Company G”) regarding the submission of a non-binding indication of interest for the potential acquisition of STS by June 19, 2017. Three of the potential strategic partners, Wabash, Company F, and Company G, elected to submit non-binding indications of interest that contemplated an acquisition of STS at prices ranging from $18.50–$21.00 per share. The Recommendation Statement fails to document the precise value that was offered by Company F or Company G, however, Wabash’s indication of interest is noted as proposing an acquisition of 100% of the equity interest of STS for $21.00, payable in cash.

44.        In light of these offers, on June 23, 2017, the Board met to review and discuss the three non-binding indications of interest that had been received. Following this review, the Board elected to invite the three potential strategic partners to initiate detailed due diligence regarding STS.

45.        Throughout the month of July, STS and the three potential strategic partners continued to conduct due diligence and negotiate the terms of a potential merger. However, these negotiations did not last long. On July 24, 2017, Company G notified Baird that they were withdrawing from the bid process due to the lack of strategic fit between the two companies and, On August 2, 2017, Company F advised Baird that it was withdrawing from the bid process while expressing a desire to re-engage at a later date outside of a formal process involving other potential bidders. Wabash, the only remaining potential strategic partner remaining in the process, submitted its final proposal to acquire all of the Shares for $21.00 per share, the same price that was contemplated in Wabash’s initial indication of interest.

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46.        Over the next several days, STS and Wabash continued to negotiate the various terms of the Merger Agreement, and on August 7, 2017, the parties reached an agreement regarding the terms of a number of open items pertaining to the merger. The following day, the Board met to vote on the proposed acquisition and, following the presentation of Baird’s fairness opinion, the Board proceeded to approve the Merger Agreement and the Transaction. That same day, the Company and Wabash finalized and executed the Merger Agreement and related documents, and the following day, August 9, 2017, the parties issued a joint press release announcing the merger.

The Merger Announcement

47.        In a press release dated August 9, 2017, STS announced that it had entered into a Merger Agreement with Wabash pursuant to which Wabash would commence a tender off to acquire all of the outstanding shares of STS common stock for $21.00 per share in cash.

48.        The press release states in pertinent part:

Goshen, Ind.—August 8, 2017—Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies and specialty vehicles, today announced it has entered into a definitive agreement for the Company to be acquired by Wabash National Corporation, a diversified industrial manufacturer and North America’s leading producer of semi-trailer and liquid transportation systems, in a transaction valued at approximately $364 million.

The offer has been unanimously approved by Supreme Industries’ Board of Directors and the directors have indicated that they intend to accept the offer with respect to their own shareholdings.

Under the terms of the agreement, Supreme stockholders would receive $21.00 per share in cash, representing a premium of approximately 36% over Supreme’s closing ClassA share price on August 8, 2017 and approximately 33% over the past 30 trading days. An affiliate of Wabash will commence a tender offer to purchase for cash all of the outstanding shares of the Company’s Common Stock for a total consideration of approximately $364 million. Certain officers, directors and other stockholders have agreed to tender their shares in the tender offer in an aggregate amount equal to approximately 20% of the outstanding shares as of this date and not withdraw such shares once tendered, subject to certain specified conditions. Following the completion of the tender offer, Wabash will cause the merger to be completed in which any remaining shares of the Company will be converted into the right to receive the same price per share paid in the tender

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offer. The transaction is subject to satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the HSR Act.

Supreme Industries’ Chairman, Herbert M. Gardner, commented, “Supreme’s Board of Directors negotiated and entered into this definitive agreement with Wabash National Corporation after considering a number of alternatives for maximizing stockholder value. The board of directors of Supreme, having determined that the offer and the merger are advisable, fair to, and in the best interests of Supreme and its stockholders, approved the agreement and plan of merger and the other transactions contemplated, including the tender offer, and recommended that Supreme’s stockholders accept the offer and tender their shares in the offer when it is made.”

“This is a great opportunity for both companies to combine our strengths to provide an enhanced customer experience within the growing final mile delivery space,” said Dick Giromini, Wabash National’s chief executive officer. “With Supreme, not only can Wabash National accelerate organic growth with our innovative DuraPlate®, honeycomb panel and molded structural composite (MSC) truck bodies, we can also provide a broader conventional product offering to our existing customer base.”

Supreme Industries’ Chief Executive Officer Mark Weber added, “This is an exciting day for Supreme. Combining with Wabash will enhance our ability to innovate more quickly and create more value for customers. We found a cultural fit with Wabash National. Because of their commitment to safety, innovation and customer relationships, I’m confident joining the Wabash National family will benefit our employees, customers and distributors.”

In connection with the transaction, Baird served as the financial advisor to Supreme. Haynes and Boone, LLP served as Supreme’s legal counsel.

The Recommendation Statement Misleads Stockholders By Omitting Material Information

49.         On August 22, 2017, STS filed the Recommendation Statement with the SEC in support of the Tender Offer commenced by Wabash that same day. As alleged below and elsewhere herein, the Recommendation Statement misleads stockholders by omitting material information. This must be cured to allow the Company’s stockholders to render an informed decision with respect to the Tender Offer.

64.         As discussed below, the Recommendation Statements omits material information regarding: (i) the valuation analyses prepared by Baird in connection with the

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rendering of its fairness opinion; and (ii) the confidentiality agreements entered into between STS and various interested parties.

65.         This material information directly impacts the Company’s expected future value as a standalone entity, and its omission renders the statements made materially misleading and, if disclosed, would significantly alter the total mix of information available to the Company’s stockholders. Accordingly, STS stockholders are being asked to vote for the Proposed Transaction without all material information at their disposal.

Material Omissions Concerning Baird’s Financial Analyses

66.        The Recommendation Statement describes Baird’s fairness opinion and the various valuation analyses it performed in support of its opinions. However, the description of Baird’s fairness opinion and the underlying analyses omits key inputs and assumptions underlying these analyses. Without this information, as described below, STS public stockholders are unable to fully understand these analyses and, thus, are being misled as to what weight, if any, to place on Baird’s fairness opinion in determining whether to vote in favor of the Proposed Transaction. This omitted information, if disclosed, would significantly alter the total mix of information available to STS stockholders.

67.         Specifically, Baird performed a Discounted Cash Flow Analysis, which was presented to the Board. With regard to Baird’s analysis, the Recommendation Statement fails to disclose: (i) unlevered free cash flows for the calendar year 2018 through 2022 utilized by Baird in this analysis and/or the line items used to calculate unlevered free cash flows ; (ii) the inputs and assumptions underlying the discount rate range calculated by Baird; (iii) Baird’s basis for using an assumed growth rate range of 2.5% to 4.5% in calculating a range of terminal values for STS; and (iv) the estimated terminal value of the Company as calculated by Baird.

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64.         Additionally, Baird performed a Selected Publicly Traded Company Multiples Analysis, for the purpose of determining an implied value per share for STS based on the valuation of other similarly situated companies. This analysis was also presented to the Board, yet the Recommendation Statement does not provide the individual multiples and financial metrics for the companies observed by Baird in the analysis.

65.         Finally, Baird performed a Selected Acquisition Analysis, for the purpose of determining an implied value per share for STS based on the valuation of other similarly situated merger transactions. This analysis was also presented to the Board, yet the Recommendation Statement does not provide the individual multiples and financial metrics for the transactions observed by Baird in the analysis.

66.         When a bankers’ endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Furthermore, the disclosure of projected financial information provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. This information is therefore material, and must be disclosed if STS stockholders are to make a fully informed decision.

67.         Without such undisclosed information, STS stockholders cannot evaluate for themselves whether the financial analyses performed by Baird was based on reliable inputs and assumptions or whether they were prepared with an eye toward ensuring that a positive fairness opinion could be rendered in connection with the Proposed Transaction. In other words, full disclosure of the omissions identified above is required in order to ensure that

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stockholders can fully evaluate the extent to which Baird’s opinion and analyses should factor into their decision whether to vote in favor of or against the Proposed Transaction.

68.         The omission of this information renders certain portions of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act including, inter alia, the following sections of the Recommendation Statement: (i) “Opinion of Financial Advisor”; (ii) “Certain Financial Projections”; and (iii) “Reasons for Recommendation.”

Material Omissions Concerning Confidentiality Agreements

69.         Additionally, with regard to the omission of material information relating to the sale process leading up to the Proposed Transaction, the Recommendation Statement states that the Company entered into a confidentiality agreements with a number of strategic partners to facilitate the discussion of various potential strategic opportunities.

70.         Details regarding the nature of the agreements, however, are worryingly absent from the Recommendation Statement. Specifically, the Recommendation Statement fails to disclose whether these agreements are still in effect or if they contained “don’t-ask-don’t-waive” provisions that are presently precluding these industry participants from making a topping bid for the Company.

71.         Accordingly, without further information regarding the nature of these agreements, the Company’s stockholders are being misled into assuming that these other industry participants, which were actively interested in acquiring the Company, could make an offer to acquire the Company if they so choose – when they may be contractually precluded from doing so.

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72.         The omission of this information renders certain portions of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act including, inter alia, the following sections of the Recommendation Statement: (i) “Background of Offer and Merger”; and (ii) “Reasons for Recommendation.”

73.         Based on the foregoing, the Recommendation Statement violates SEC regulations and materially misleads STS stockholders. STS public shareholders lack critical information necessary to evaluate whether the Proposed Transaction truly maximizes shareholder value and serves their interests. Moreover, without the key financial information and related disclosures, STS public shareholders cannot gauge the accuracy and reliability of the financial analyses performed by Baird, and whether they can reasonably rely on their respective fairness opinions.

74.         Accordingly, Plaintiff seeks, among other things, the following relief: (i) enjoinment of the Proposed Transaction; or (ii) rescission of the Proposed Transaction in the event that it is consummated and to recover damages resulting from Defendants’ misconduct.

CLAIMS FOR RELIEF

COUNT I

Claims Against All Defendants for Violations of § 14(e) of the

Securities Exchange Act of 1934

75.         Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

76.         Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…” 15 U.S.C. § 78n(e).

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77.         As discussed above, STS filed and delivered the Recommendation Statement to its stockholders, which defendants knew or recklessly disregarded contained material omissions and misstatements as setforth above.

78.         Defendants are violating § 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in connection with the tender offer commenced in conjunction with the Proposed Transaction. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

79.         The Recommendation Statement was prepared, reviewed and/or disseminated by defendants. It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the tender offer, the intrinsic value of the Company, and potential conflicts of interest faced by certain Individual Defendants.

80.         In so doing, defendants made untrue statements of material facts and omitted material facts necessary to make the statements that were made not misleading in violation of § 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, defendants were aware of this information and their obligation to disclose this information in the Recommendation Statement.

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81.         The omissions and incomplete and misleading statements in the Recommendation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to stockholders.

82.         Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

83.         The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

COUNT II

Claims Against All Defendants for Violations of § 14(d)(4) of the

Securities Exchange Act of 1934 and SEC Rule 14d-9 (17 C.F.R. § 240.14d-9)

84.         Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

85.         Defendants have caused the Recommendation Statement to be issued with the intention of soliciting stockholder support of the Proposed Transaction.

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86.         Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

87.         The Recommendation Statement violates § 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Recommendation Statement false and/or misleading.

88.         Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

89.         The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

90.         The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

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COUNT III

Against the Individual Defendants for

Violations of § 20(a) of the 1934 Act

91.         Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

92.         The Individual Defendants acted as controlling persons of STS within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of STS and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

93.         Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

94.         In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Recommendation Statement.

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95.         By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act.

96.         As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) of the 1934 Act and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, Plaintiff is threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment against defendants jointly and severally, as follows:

(A)         declaring this action to be a class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel;

(B)         declaring that the Recommendation Statement is materially false or misleading;

(C)         enjoining, preliminarily and permanently, the Proposed Transaction;

(D)         in the event that the transaction is consummated before the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(E)         directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties.

(F)         awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

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Case 1:17-cv-01246-UNA     Document 1     Filed 08/31/17     Page 21 of 21 PageID #: 21

(G)         granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: August 31, 2017		RIGRODSKY & LONG, P.A.

	By:	/s/ Brian D. Long
OF COUNSEL:		Brian D. Long (#4347)
Gina M. Serra (#5387)
LEVI & KORSINSKY LLP		2 Righter Parkway, Suite 120
Donald J. Enright		Wilmington, DE 19803
Elizabeth K. Tripodi		Telephone: (302) 295-5310
1101 30th Street, N.W., Suite 115		Facsimile: (302) 654-7530
Washington, D.C. 20007		Email: bdl@rl-legal.com
Telephone: (202) 524-4290		Email: gms@rl-legal.com
Facsimile: (202) 333-2121
Email: denright@zlk.com		Attorneys for Plaintiff
Email: etripodi@zlk.com

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Case 1:17-cv-01246-UNA     Document 1-1     Filed 08/31/17     Page 1 of 1 PageID #: 22

CERTIFICATION OF PLAINTIFF

PURSUANT TO FEDERAL SECURITIES LAWS

I, Glenn A Carson, duly certify and say, as to the claims asserted under the federal securities laws, that:

1. I have reviewed a complaint filed in the action(s).

2. I did not purchase the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action.

3. I am willing to serve as a representative party on behalf of the class, including providing testimony at deposition and trial, if necessary.

4. My transaction(s) in Supreme Industries, Inc. which are the subject of this litigation during the class period set forth in the complaint are set forth in the chart below:

Purchase Date	Stock Symbol	Shares Transacted	Price Per Share
June 28, 2016	STS	5,000	15.16

5. Within the last 3 years, I have not sought to serve nor have I served as a class representative in any federal securities fraud case.

6. I will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except as ordered or approved by the court, including any award for reasonable costs and expenses (including lost wages) directly relating to the representation of the class.

I hereby certify, under penalty of perjury, that the foregoing is true and correct. Executed this August 31, 2017.

Name:	Glenn A. Carson

Signed:	/s/ Glenn A. Carson

Case 1:17-cv-01246-UNA Document 1-2 Filed 08/31/17 Page 1 of 1 PageID #: 23

JS 44 (Rev. 06/17)

CIVIL COVER SHEET

The JS 44 civil cover sheet and the information contained herein neither replace nor supplement the filing and service of pleadings or other papers as required by law, except as provided by local rules of court. This form, approved by the Judicial Conference of the United States in September 1974, is required for the use of the Clerk of Court for the purpose of initiating the civil docket sheet. *(SEE INSTRUCTIONS ON NEXT PAGE OF THIS FORM.)*

I. (a) PLAINTIFFS
GLENN A. CARSON

(b) County of Residence of First Listed Plaintiff
(EXCEPT IN U.S. PLAINTIFF CASES)

County of Residence of First Listed Defendant Elkhart County, IN
(IN U.S. PLAINTIFF CASES ONLY)
NOTE: IN LAND CONDEMNATION CASES, USE THE LOCATION OF THE TRACT OF LAND INVOLVED.

(c) Attorneys *(Firm Name, Address, and Telephone Number)*

Attorneys *(If Known)*

II. BASIS OF JURISDICTION *(Place an "X" in One Box Only)*

- ☐ 1 U.S. Government Plaintiff
- ☒ 3 Federal Question *(U.S. Government Not a Party)*
- ☐ 2 U.S. Government Defendant
- ☐ 4 Diversity *(Indicate Citizenship of Parties in Item III)*

III. CITIZENSHIP OF PRINCIPAL PARTIES *(Place an "X" in One Box for Plaintiff and One Box for Defendant)*

(For Diversity Cases Only)

	PTF	DEF		PTF	DEF
Citizen of This State	☐ 1	☐ 1	Incorporated *or* Principal Place of Business In This State	☐ 4	☐ 4
Citizen of Another State	☐ 2	☐ 2	Incorporated *and* Principal Place of Business In Another State	☐ 5	☐ 5
Citizen or Subject of a Foreign Country	☐ 3	☐ 3	Foreign Nation	☐ 6	☐ 6

IV. NATURE OF SUIT *(Place an "X" in One Box Only)*

Click here for: Nature of Suit Code Descriptions.

CONTRACT
- ☐ 110 Insurance
- ☐ 120 Marine
- ☐ 130 Miller Act
- ☐ 140 Negotiable Instrument
- ☐ 150 Recovery of Overpayment & Enforcement of Judgment
- ☐ 151 Medicare Act
- ☐ 152 Recovery of Defaulted Student Loans (Excludes Veterans)
- ☐ 153 Recovery of Overpayment of Veteran's Benefits
- ☐ 160 Stockholders' Suits
- ☐ 190 Other Contract
- ☐ 195 Contract Product Liability
- ☐ 196 Franchise

REAL PROPERTY
- ☐ 210 Land Condemnation
- ☐ 220 Foreclosure
- ☐ 230 Rent Lease & Ejectment
- ☐ 240 Torts to Land
- ☐ 245 Tort Product Liability
- ☐ 290 All Other Real Property

TORTS

PERSONAL INJURY
- ☐ 310 Airplane
- ☐ 315 Airplane Product Liability
- ☐ 320 Assault, Libel & Slander
- ☐ 330 Federal Employers' Liability
- ☐ 340 Marine
- ☐ 345 Marine Product Liability
- ☐ 350 Motor Vehicle
- ☐ 355 Motor Vehicle Product Liability
- ☐ 360 Other Personal Injury
- ☐ 362 Personal Injury - Medical Malpractice

PERSONAL INJURY
- ☐ 365 Personal Injury - Product Liability
- ☐ 367 Health Care/ Pharmaceutical Personal Injury Product Liability
- ☐ 368 Asbestos Personal Injury Product Liability

PERSONAL PROPERTY
- ☐ 370 Other Fraud
- ☐ 371 Truth in Lending
- ☐ 380 Other Personal Property Damage
- ☐ 385 Property Damage Product Liability

CIVIL RIGHTS
- ☐ 440 Other Civil Rights
- ☐ 441 Voting
- ☐ 442 Employment
- ☐ 443 Housing/ Accommodations
- ☐ 445 Amer. w/Disabilities - Employment
- ☐ 446 Amer. w/Disabilities - Other
- ☐ 448 Education

PRISONER PETITIONS

Habeas Corpus:
- ☐ 463 Alien Detainee
- ☐ 510 Motions to Vacate Sentence
- ☐ 530 General
- ☐ 535 Death Penalty

Other:
- ☐ 540 Mandamus & Other
- ☐ 550 Civil Rights
- ☐ 555 Prison Condition
- ☐ 560 Civil Detainee - Conditions of Confinement

FORFEITURE/PENALTY
- ☐ 625 Drug Related Seizure of Property 21 USC 881
- ☐ 690 Other

LABOR
- ☐ 710 Fair Labor Standards Act
- ☐ 720 Labor/Management Relations
- ☐ 740 Railway Labor Act
- ☐ 751 Family and Medical Leave Act
- ☐ 790 Other Labor Litigation
- ☐ 791 Employee Retirement Income Security Act

IMMIGRATION
- ☐ 462 Naturalization Application
- ☐ 465 Other Immigration Actions

BANKRUPTCY
- ☐ 422 Appeal 28 USC 158
- ☐ 423 Withdrawal 28 USC 157

PROPERTY RIGHTS
- ☐ 820 Copyrights
- ☐ 830 Patent
- ☐ 835 Patent - Abbreviated New Drug Application
- ☐ 840 Trademark

SOCIAL SECURITY
- ☐ 861 HIA (1395ff)
- ☐ 862 Black Lung (923)
- ☐ 863 DIWC/DIWW (405(g))
- ☐ 864 SSID Title XVI
- ☐ 865 RSI (405(g))

FEDERAL TAX SUITS
- ☐ 870 Taxes (U.S. Plaintiff or Defendant)
- ☐ 871 IRS—Third Party 26 USC 7609

OTHER STATUTES
- ☐ 375 False Claims Act
- ☐ 376 Qui Tam (31 USC 3729(a))
- ☐ 400 State Reapportionment
- ☐ 410 Antitrust
- ☐ 430 Banks and Banking
- ☐ 450 Commerce
- ☐ 460 Deportation
- ☐ 470 Racketeer Influenced and Corrupt Organizations
- ☐ 480 Consumer Credit
- ☐ 490 Cable/Sat TV
- ☒ 850 Securities/Commodities/ Exchange
- ☐ 890 Other Statutory Actions
- ☐ 891 Agricultural Acts
- ☐ 893 Environmental Matters
- ☐ 895 Freedom of Information Act
- ☐ 896 Arbitration
- ☐ 899 Administrative Procedure Act/Review or Appeal of Agency Decision
- ☐ 950 Constitutionality of State Statutes

V. ORIGIN *(Place an "X" in One Box Only)*

- ☒ 1 Original Proceeding
- ☐ 2 Removed from State Court
- ☐ 3 Remanded from Appellate Court
- ☐ 4 Reinstated or Reopened
- ☐ 5 Transferred from Another District *(specify)*
- ☐ 6 Multidistrict Litigation - Transfer
- ☐ 8 Multidistrict Litigation - Direct File

VI. CAUSE OF ACTION

Cite the U.S. Civil Statute under which you are filing ***(Do not cite jurisdictional statutes unless diversity)***:
15 U.S.C. §§ 78n(a), 78t(a), and SEC Rule 14a-9, 17 C.F.R. 240.14a-9

Brief description of cause:
Violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934

VII. REQUESTED IN COMPLAINT:

☒ CHECK IF THIS IS A CLASS ACTION UNDER RULE 23, F.R.Cv.P.

DEMAND $

CHECK YES only if demanded in complaint:
JURY DEMAND: ☒ Yes ☐ No

VIII. RELATED CASE(S) IF ANY

(See instructions): JUDGE UNA DOCKET NUMBER 1:17-cv-01227

DATE 08/31/2017

SIGNATURE OF ATTORNEY OF RECORD /s/ Brian D. Long

FOR OFFICE USE ONLY

RECEIPT # AMOUNT APPLYING IFP JUDGE MAG. JUDGE

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